EXHIBIT 5

ROBERT BRANTL, ESQ.
52 Mulligan Lane
Irvington, NY 10533
914-693-3026
April 2, 2008

Eastern Environment Solutions Corp.
Harbin Dongdazhi Street 165
Harbin, P.R. China 150001

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which Eastern Environment Solutions Corp. proposes to file with the Securities and Exchange Commission registering 3,000,000 common shares which may be offered and sold by Eastern Environment Solutions Corp. under the 2008 Equity Incentive Plan (the “Shares”), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Yours,

/s/ Robert Brantl
     Robert Brantl

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